THE SCOTT LAW FIRM, P.A.
                      940 Northeast 79th Street, Suite A
                               Miami, FL  33138

                                (305) 754-3603
                           Facsimile (305) 754-2668

                             wscott@wscottlaw.com


                                                     April 29, 2004

To:  The Board Of Directors
White Oak Financial Services, Inc.
5916 N. 300 West
Fremont, IN  46737

Dear Board of Directors,

We have acted as your counsel in connection with the organization of Providence Select Fund, Limited Partnership, a Delaware limited partnership (the "Partnership"), wherein your firm serves as the corporate General Partner and the preparation of a Registration Statement on Form S-1, filed with the Securities and Exchange Commission (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of $10,000,000 of Limited Partnership interest (the "Units") in the Partnership.

For purposes of rendering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostat copies, the authenticity of the originals of such copies. We also assume that no limited partner will participate in the management of the Partnership. Based upon the foregoing and our familiarity with the organization of the Partnership, we are of the opinion that:

1. The Units to be offered for sale as described in the Registration Statement, when sold in the manner and under the conditions set forth therein, are duly authorized by the Partnership Agreement to be issued and will evidence an interest in the partnership as provided in the Partnership Agreement when issued and will be fully paid and non-assessable.

2. The Units, when issued as described in the Registration Statement, will be legally issued.

3. The purchasers of the Units, upon admission to the Partnership by the General Partner, will become limited partners in the Partnership and that their liability for the losses and obligations of the Partnership will be limited to their investment and accumulated profits, if any, in the Fund and to the extent provided by the Delaware Uniform Limited Partnership Act and the Limited Partnership Agreement of the Partnership and subject only to repayment of distributions as provided by the Federal Bankruptcy laws in the event of the filing for bankruptcy by the Partnership or that were distributed to such limited partner in excess of their partnership prorate interest or otherwise wrongfully.

The opinion does not extend or opine upon the legality of the sale of Units pursuant to Federal or state securities laws applicable to the offer and sale of securities.

We are licensed to practice law in the State of Florida only and, with your permission, we have relied upon our interpretation of the General Corporation Law and the Uniform Limited Partnership Act of the State of Delaware.

We hereby consent to the filing of this opinion as an Exhibit to the Form S-1 Registration Statement to be filed by the General Partner on behalf of Providence Select Fund, L. P. with the U. S. Securities and Exchange Commission and the states to be selected by the General Partner where the Units will be offered for sale and to all references to the legality of the Units referred to in the Forms S-1 attributed to our firm.

                                             Very truly yours,

                                             The Scott Law Firm, P.A.


                                             /s/ William S. Scott
                                             William S. Scott

                                             For the Firm
WSS:lf